EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

by and between

COMPAÑÍA MINERA AUTLÁN S.A.B. DE C.V.

GOLDEN MINERALS COMPANY

AND

MINERA DE CORDILLERAS S. DE R. L. DE C.V.

Dated as of June 26, 2019

EXHIBITS

Exhibit A	Rodeo Concessions
Exhibit B	Santa Maria Concessions
Exhibit C	Minera William Concessions
Exhibit D	Transferred Concessions Assignment of Rights
Exhibit E	Restricted Area

DISCLOSURE SCHEDULES

Section 1(a)	Knowledge Parties
Section 1(b)	Permitted Encumbrances
Section 3.4	Ownership of Equity Interests
Section 3.5	Company Consents
Section 3.7(a)	Material Contracts
Section 3.8	Absence of Changes
Section 3.13(b)	Owned Real Property
Section 3.13(c)	Leased Real Property
Section 3.14	Insurance Policies
Section 3.16(b)	Permits
Section 3.18(a)	Employment Matters
Section 3.19	Fixed Assets Summary
Section 4.4	Cordilleras Consents
Section 4.5	Title to Transferred Concessions
Section 4.6(b)	Cordilleras Permits
Section 6.4(b)	Excluded Assets
Section 6.4(e)	Termination of Certain Intercompany Agreements

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of June 26, 2019 (the “Execution Date”), is entered into by and between Compañía Minera Autlán S.A.B. de C.V., a Sociedad Anónima Bursátil de Capital Variable organized under the Laws of the Republic of Mexico (“Buyer”), Golden Minerals Company, a Delaware corporation (“Golden Minerals”) and Minera de Cordilleras S. de R. L. de C.V., a  Sociedad de Responsabilidad Limitada de Capital Variable organized under the Laws of the Republic of Mexico (“Cordilleras” and, together with Golden Minerals, the “Sellers”), and Buyer and Sellers are sometimes referred to herein together as the “Parties” and each individually as a “Party.”

RECITALS

A.          Golden Minerals owns all of the issued and outstanding share capital (the “Transferred Shares”) of ECU Silver Mining Inc., a corporation organized under the Laws of Québec (“ECU”).  ECU, directly or indirectly, owns all of the issued and outstanding share capital of Minera William, S.A. de C.V., a Sociedad Anónima de Capital Variable organized under the Laws of the Republic of Mexico (“Minera William”), Minera Labri, S.A. de C.V., a Sociedad Anónima de Capital Variable organized under the Laws of the Republic of Mexico (“Minera Labri”) and Servicios Velardeña S.A. de C.V., a Sociedad Anónima de Capital Variable organized under the Laws of the Republic of Mexico (“Servicios Velardeña” and, together with Minera William, Minera Labri and ECU, the “Companies”).

B.          Golden Minerals indirectly owns all of the issued and outstanding share capital of Cordilleras.  Cordilleras is the legal and beneficial owner of the Rodeo R1 and Rodeo 2 exploration and exploitation concessions located in the State of Durango, Republic of Mexico as further described on Exhibit A (the “Rodeo Concessions”).  Cordilleras is the legal and beneficial owner of the Santa Maria, Punto Com, Maria, Martia III, and Maria II Fracc. I exploration and exploitation concessions located in the State of Chihuahua, Republic of Mexico as further described on Exhibit B (the “Santa Maria Concessions” and together with the Rodeo Concessions, the “Transferred Concessions”).

C.          Upon the terms and subject to the conditions set forth in this Agreement, (i) Golden Minerals desires to sell to Buyer, and Buyer desires to purchase from Golden Minerals, all of Golden Minerals’ right, title and interest in and to Transferred Shares, and (ii) Cordilleras desires to sell to Buyer, and Buyer desires to purchase from Cordilleras, all of Cordilleras’ right, title and interest in and to the Transferred Concessions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

The following terms, when used herein with initial capital letters, have the meanings set forth in this ARTICLE I:

“Acquisition Proposal” means any proposal, request or inquiry from any Person (other than Buyer or any of its Affiliates) concerning a direct or indirect merger, consolidation, share exchange or other business combination transaction involving any Company, or the sale, exchange, exclusive license or other disposition of (a) all or any material portion of the assets of any Company, other than sales of inventory in the Ordinary Course of Business, or (b) the Transferred Concessions. Notwithstanding the foregoing,

“Acquisition Proposal” shall not include any proposal, request or inquiry from any Person concerning the sale, merger, consolidation, amalgamation or other similar transaction involving Golden Minerals.

“Action” means any action, claim, suit, litigation, arbitration or proceeding (whether at law or in equity), in each case by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Antitrust Approval”  has the meaning set forth in Section 6.3.

“Books and Records” means all files, documents, instruments, papers and other books and records.

“Business” means the business of the Companies as conducted as of the Execution Date.

“Business Day” means any day, other than a Saturday, a Sunday or a day on which commercial banks are authorized or required by Law to be closed in Denver, Colorado.

“Buyer” has the meaning set forth in the Preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.

“Cap” has the meaning set forth in Section 8.5(c).

“Cash” means all cash and cash equivalents, marketable securities and liquid short-term investments.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Production” means a period of 10 consecutive days during which Mineral Products have been produced from the Velardeña Property and processed in the processing plant at an average rate not less than 50% of the current design rated capacity of such plant.

“Companies” has the meaning set forth in the Recitals to this Agreement.

“Company’s Knowledge” or “Companies’ Knowledge” means the actual knowledge of the individuals set forth on Section 1(a) of the Disclosure Schedules.

“Company Real Property” means the Minera William Concessions, the Owned Real Property and the Leased Real Property.

 “Confidentiality Agreement” means the Confidentiality Agreement dated as of January 3, 2019 by and between Buyer and Golden Minerals.

“Contract” means any written and legally binding executory contract, agreement, lease, license or other legally binding arrangement or undertaking, other than a Permit.

“Cordilleras” has the meaning set forth in the Preamble to this Agreement.

“Cordilleras’ Knowledge” means the actual knowledge of the individuals set forth on Section 1(a) of the Disclosure Schedules.

“Current Liabilities” means all current liabilities of a Company as of the Closing Date that would be shown as a current liability on a balance sheet prepared in accordance with U.S. GAAP, consistently applied with the principles, practices, methodologies and policies used in the preparation of the audited financial statements of Golden Minerals.

“De Minimis Amount” has the meaning set forth in Section 8.5(a).

“Deductible” has the meaning set forth in Section 8.5(b).

“Deposit” has the meaning set forth in Section 2.3.

“Direct Claim” has the meaning set forth in Section 8.7.

“Disclosure Schedules” means the disclosure schedules delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“Due Date” has the meaning set forth in Section 9.3.

“Due Diligence Period” has the meaning set forth in Section 6.6.

“ECU” has the meaning set forth in the Recitals to this Agreement.

“Encumbrance” means any lien, pledge, mortgage, security interest, charge, claim or other encumbrance.

“Environmental Claim” means any Action by any Person alleging Liability arising out of, based on or resulting from (a) the presence of, Release of or exposure to any Hazardous Substances or (b) any noncompliance with any Environmental Law.

“Environmental Law” means any applicable Law relating to pollution, the protection or remediation of the environment or natural resources, or to the use, storage, treatment, generation, transportation, Release or disposal of, or exposure to, Hazardous Substances.

“Excess Cash” means any Cash of the Companies, on a consolidated basis, as of the Closing, in excess of US$200,000.

“Excluded Assets” has the meaning set forth in Section 6.4(b).

“Execution Date” has the meaning set forth in the Preamble to this Agreement.

“Financial Statements” has the meaning set forth in Section 3.9.

“Firms” has the meaning set forth in Section 10.14.

“Fraud” means an intentional misrepresentation of a representation or warranty under this Agreement made to another Party with knowledge of the truth, with the intent that such Party rely on such intentional misrepresentation; provided that such intentional misrepresentation shall be deemed to exist only if one of the individuals identified in Section 1(a) of the Disclosure Schedules has actual knowledge (as opposed to imputed or constructive knowledge) that a representation or warranty under this Agreement was actually untrue when made.

“Full Year Financial Statements” has the meaning set forth in Section 3.9.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Golden Minerals” has the meaning set forth in the Preamble to this Agreement.

“Golden Minerals’ Knowledge” means the actual knowledge of the individuals set forth on Section 1(a) of the Disclosure Schedules.

“Governmental Authority” means any federal, state or local government, governmental entity, quasi-governmental entity or any political or other subdivision, agency, department, board, bureau, commission or instrumentality of any of the foregoing, or any court or tribunal of competent jurisdiction.

“Governmental Order” means any order, injunction, judgment, decree, award, writ or ruling issued or entered by or with any Governmental Authority.

“Hazardous Substance” means any substance, material, chemical or waste that is classified in any Environmental Law as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant” or words of similar import.

“Indebtedness” means, with respect to any Company, without duplication, the aggregate amount of all (a) outstanding principal, interest, fees, prepayment penalties, premiums and other expenses owed with respect to (i) indebtedness of such Company for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment for which such Company is responsible or liable (other than performance, surety or appeal bonds arising in the Ordinary Course of Business in respect of which such Company’s Liability remains contingent), (b) reimbursement obligations of such Company with respect to any letter of credit, banker’s acceptance or similar credit transaction (but, in each case, only to the extent that such letter, acceptance or similar transaction has been drawn upon) and (c) obligations of the type referred to in the foregoing clauses of any other Person the payment for which such Company is responsible or liable as obligor, guarantor, surety or otherwise, including guarantees of such obligations, but excluding any guarantees of performance under Contracts in the Ordinary Course of Business.

“Indemnified Party” has the meaning set forth in Section 8.6(a).

“Indemnifying Party” has the meaning set forth in Section 8.6(a).

“Insurance Policies” has the meaning set forth in Section 3.14.

“Intellectual Property” means all intellectual property and intellectual property rights throughout the world, including all (a) patents and patent applications, together with all renewals, reissuances, continuations, continuations-in-part, divisionals, provisionals, extensions and reexaminations thereof, (b) copyrights and copyrightable works, whether or not registered, together with all registrations and applications for registration thereof and all reversions, extensions and renewals thereof, (c) trademarks, service marks, trade dress, trade names, business names, brand names, slogans, logos and other indicia of origin, whether or not registered, together with all registrations and applications for registration thereof, all reissues, extensions and renewals thereof and all goodwill associated therewith, and (d) confidential and proprietary information, inventions (whether or not patentable), trade secrets and know-how, whether or not reduced to practice.

“Interim Financial Statements” has the meaning set forth in Section 3.9.

“Interim Period” has the meaning set forth in Section 6.1.

“IRS” means the Internal Revenue Service.

“Law” means any federal, state or local law, statute, code, regulation, rule, ordinance, constitution, judgment, order, injunction, directive or decree issued, enacted or promulgated by any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to a Company.

“Liability” means, with respect to any Person, any liability, obligation or debt of such Person of any kind or nature.

“Losses” means all actual out-of-pocket losses, Liabilities, damages, costs and expenses, including reasonable attorneys’ fees and disbursements.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, has resulted, or would reasonably be expected to result, in a material adverse effect on (a) the financial condition and operations of Companies or (b) the ability of Sellers to consummate the transactions contemplated by the Transaction Documents; provided,  however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions, (ii) conditions generally affecting the industry in which Companies operate, (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index, (iv) any act of war by or against, or an escalation of hostilities involving, or an act of terrorism against, the United States, Canada or Mexico, (v) any natural or man-made disaster or act of God, (vi) any changes in Laws or other binding directives issued by any Governmental Authority, (vii) any changes in GAAP, (viii) any action required or permitted by the Transaction Documents or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer, (ix) any effects resulting from the announcement, pendency or completion of the transactions contemplated by the Transaction Documents, and (x) any failure by the Companies to meet any internal projections or forecasts.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Materials and Supplies Inventory” means all materials and supplies of a Company as of the Closing Date that would be shown as a current asset on a balance sheet prepared in accordance with GAAP, consistently applied with the principles, practices, methodologies and policies used in the preparation of the audited financial statements of Golden Minerals.

“Minera Labri” has the meaning set forth in the Recitals to this Agreement.

“Minera William” has the meaning set forth in the Recitals to this Agreement.

“Minera William Concessions” has the meaning set forth in Section 3.13(a).

“Mineral Products” means ores or metals (metals shall include bullion or concentrates) from the Velardeña Property, derived from operating any portion of the Velardeña Property as a mine.

“Monthly Payments” has the meaning set forth in Section 9.3.

“Ordinary Course of Business” means the ordinary course of business of the Companies.

“Organizational Documents” means, as appropriate, the articles or certificate of incorporation and bylaws of a corporation, the articles or certificate of formation or organization and, if applicable, operating agreement of a limited liability company, the articles or certificate of partnership and, if applicable, the partnership agreement of a partnership, and similar organizational documents of any other type of entity.

“Outside Date” has the meaning set forth in Section 9.1(c).

“Owned Real Property” means all real property owned in fee simple by a Company, but not including the Minera William Concessions.

“Parties” has the meaning set forth in the Preamble to this Agreement.

“Party” has the meaning set forth in the Preamble to this Agreement.

“Permitted Encumbrance” means (a) Encumbrances for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings, (b) Encumbrances of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Encumbrances imposed by Law and arising or incurred in the Ordinary Course of Business, (c) statutory liens of landlords, (d) Encumbrances incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other types of social security, (e) restrictions on transfer arising under applicable securities Laws, (f) purchase money liens and Encumbrances securing rental payments under capital lease arrangements, (g) Encumbrances constituting nonexclusive licenses or sublicenses in respect of Intellectual Property, (h) with respect to real property, (i)Encumbrances that are a matter of public record, (ii) zoning ordinances, variances, conditional use Permits and similar regulations, Permits and conditions, (iii) easements, rights-of-way, covenants, conditions, restrictions and other imperfections or irregularities of title, (iv) Encumbrances not created by a Company or any Affiliate of a Company that affect the underlying fee interest of any Leased Real Property, including master leases or ground leases, and (v) such state of facts as an accurate up-to-date survey or physical inspection of the real property would disclose, (i) Encumbrances that do not materially impair the ownership or use of the assets to which they relate, and (j) the matters set forth on Section 1(b) of the Disclosure Schedules.

“Permits” means all permits, licenses, authorizations, registrations and approvals issued by any Governmental Authority.

“Person” means any individual, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity or organization.

“Privileged Communications” has the meaning set forth in Section 10.14.

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchase Price Allocation” has the meaning set forth in Section 6.9(d).

“Release” means any release, spill, emission, discharge, leaking, injection, disposal, dispersal, leaching or migration into the environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata).

“Repayment Amount” has the meaning set forth in Section 9.3.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, agents and other authorized representatives, including attorneys, accountants and financial advisors.

“Restricted Area” has the meaning set forth in Section 6.12(a).

“Restricted Period” has the meaning set forth in Section 6.12(a).

“Rodeo Concessions” has the meaning set forth in the Recitals to this Agreement.

“Rules” has the meaning set forth in Section 10.9(a).

“Santa Maria Concessions” has the meaning set forth in the Recitals to this Agreement.

“Securities Act” has the meaning set forth in Section 5.9.

“Sellers” has the meaning set forth in the Preamble to this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 8.4.

“Servicios Velardeña” has the meaning set forth in the Recitals to this Agreement.

“Solvent” means, with respect to any Person, that (a) the fair saleable value of the assets of such Person exceeds the total amount of the Liabilities of such Person, (b) the fair saleable value of the assets of such Person exceeds the amount that will be required to pay such Person’s probable Liabilities as they become absolute and matured, (c) such Person is able to pay its Liabilities as they become absolute and matured, and (d) such Person has adequate capital to carry on its business.

“Subsidiary” means, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member.

“Tangible Personal Property” means all furniture, fixtures, equipment, tools, machinery and supplies and other tangible personal property (other than inventory). Tangible Personal Property shall not include any Intellectual Property or the Excluded Assets.

“Tax” means any income, gross receipts, profits, property, sales, use, license, excise, franchise, stamp, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, custom, duty, governmental fee or other tax of any kind whatsoever imposed by any Taxing Authority, together with any interest, penalty or addition thereto.

“Tax Benefit” has the meaning set forth in Section 8.9.

“Tax Return” means any return, report, declaration, claim for refund or information return or statement or other document filed or required to be filed with any Taxing Authority with respect to Taxes.

“Taxing Authority” means a Governmental Authority responsible for the collection, imposition or administration of any Tax.

“Third-Party Claim” has the meaning set forth in Section 8.6(a).

“Transaction Documents” means this Agreement, the Transferred Concessions Assignment of Rights and all other documents, certificates, and instruments delivered in connection therewith.

“Transferred Concessions” has the meaning set forth in the Recitals to this Agreement.

“Transferred Concessions Assignment of Rights” means that certain Assignment of Rights to be executed and delivered by Cordilleras and Buyer concurrently with the Closing with respect to the purchase and sale of the Transferred Concessions in substantially the form attached hereto as Exhibit D.

“Transferred Shares” has the meaning set forth in the Recitals to this Agreement.

“Transfer Tax” means all sales, use, value added, transfer, conveyancing, registration, stamp, recording, documentary and similar Taxes imposed on or payable in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

“Velardeña Lease” means the Master Agreement and Lease Agreement, dated as of July 1, 2015, by and between Minera William and Minera Hecla, S.A. de C.V., as amended.

“Velardeña Property” means the underground silver and gold mines (Velardeña and Chicago) located in Durango State, Mexico and associated mining concessions and properties.

ARTICLE II

CLOSING; CONSIDERATION

Section 2.1         Purchase and Sale.

Upon the terms and subject to the conditions set forth in this Agreement and for the consideration described in Section 2.3, at the Closing, (a) Golden Minerals shall transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Golden Minerals, all of Golden Minerals’ right, title and interest in and to the Transferred Shares, free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances created by or at the behest of Buyer, and (b) Cordilleras shall transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Cordilleras, all of Cordilleras’ right, title and interest in and to the Transferred Concessions, free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances created by or at the behest of Buyer.

Section 2.2         Closing.

Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place on the date that is five Business Days following the satisfaction or waiver of each of the conditions set forth in ARTICLE VII (other than those conditions that by their nature can only be satisfied at the Closing, but subject to their satisfaction or waiver at such time), or on such other date as may be agreed upon in writing by the Parties through the delivery and exchange between the Parties of all documents required to close the transactions contemplated by this Agreement. The date on which the

Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing shall be deemed effective as of 11:59 p.m. Mountain Time on the Closing Date.

Section 2.3         Purchase Price; Deposit.

The purchase price for the Transferred Shares and the Transferred Concessions shall equal US$22,000,000 (the “Purchase Price”). The Purchase Price shall be paid as set forth in Section 2.4.  As an earnest money deposit, Buyer shall wire to Golden Minerals in immediately available funds (to the account designated by Golden Minerals in writing) an amount equal to US$1,500,000 (the “Deposit”) on the Execution Date.  If the Closing occurs, the Deposit shall be a credit to the Purchase Price at Closing.  If this Agreement is terminated at or prior to Closing, the Parties agree that the Deposit shall be returned to Buyer in accordance with ARTICLE IX.  The Parties agree and understand that the payment of the Deposit shall not be considered a direct or indirect acquisition of any assets, shares, concessions or control by Buyer.

Section 2.4         Closing Date Payments.

At the Closing, Buyer shall pay to Golden Minerals (or one or more of its designees), by wire transfer of immediately available funds to such account or accounts as may be designated in writing by Golden Minerals, an amount equal to the Purchase Price, less the Deposit.  Cordilleras hereby acknowledges and agrees that any amount paid to Golden Minerals (or one or more of its designees) shall satisfy Buyer’s obligation to pay the portion of the Purchase Price allocable to the acquisition of the Transferred Concessions from Cordilleras.

Section 2.5         Additional Closing Deliveries.

(a)         At the Closing, Golden Minerals shall deliver or cause to be delivered to Buyer:

(i)          certificates evidencing the Transferred Shares, duly endorsed in blank or with stock powers duly executed in proper form for transfer and with any required stock transfer stamps affixed thereto;

(ii)         a certificate of an authorized officer of Golden Minerals, dated as of the Closing Date, which certifies that the conditions set forth in Section 7.2(a) and Section 7.2(c) have been satisfied; and

(iii)       a resignation letter, in a form reasonably acceptable to Buyer, from each officer and director (or person acting in an equivalent capacity) of the Companies.

(b)         At the Closing, Cordilleras shall deliver or cause to be delivered to Buyer:

(i)          the Transferred Concessions Assignment of Rights, dated as of the Closing Date and duly executed by Cordilleras; and

(ii)         a certificate of an authorized officer of Cordilleras, dated as of the Closing Date, which certifies that the conditions set forth in Section 7.2(b) and Section 7.2(c) have been satisfied.

(c)         At the Closing, Buyer shall deliver or cause to be delivered to Sellers:

(i)          a certificate of an authorized officer of Buyer, dated as of the Closing Date, which certifies that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GOLDEN MINERALS

Except as set forth on the Disclosure Schedules and as a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Golden Minerals hereby represents and warrants to Buyer the following:

Section 3.1         Organization and Existence.

ECU is a corporation duly organized, validly existing and in good standing under the Laws of Québec.  Each of Minera William, Minera Labri and Servicios Velardeña is a Sociedad Anónima de Capital Variable duly organized, validly existing and in good standing under the Laws of the Republic of Mexico. Each Company has all necessary organizational power and authority to own, lease and operate its properties and to carry on its business as currently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Company is duly licensed or qualified in each jurisdiction in which the ownership of its assets or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.2         Authorization.

Golden Minerals has all necessary power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which Golden Minerals is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Golden Minerals of this Agreement and the other Transaction Documents to which Golden Minerals is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or similar action on the part of Golden Minerals.  Golden Minerals has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by Buyer, this Agreement constitutes a valid and binding obligation of Golden Minerals, enforceable against Golden Minerals in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and to general principles of equity.

Section 3.3         Noncontravention.

The execution, delivery and performance by Golden Minerals of this Agreement and the other Transaction Documents to which Golden Minerals is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with, violate or result in a breach of any provision of any Organizational Document of Golden Minerals or any Company or (b) violate any Law applicable to any Company or its properties or assets, except, in the case of clause (b), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.4         No Subsidiaries.

Other than Minera William, Minera Labri and Servicios Velardeña, ECU does not own, directly or indirectly, any equity interest in any Person.  Except as set forth on Section 3.4 of the Disclosure Schedules, none of Minera William, Minera Labri and Servicios Velardeña own an equity interest in any Person.

Section 3.5         Consents.

Except as set forth on Section 3.5 of the Disclosure Schedules, the execution, delivery and performance by Golden Minerals of this Agreement and the other Transaction Documents to which Golden Minerals is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not require any consent, authorization, order or approval of, notification to, or declaration, filing or registration with, any Person (including any Governmental Authority), except for such consents, authorizations, orders, approvals, notifications, declarations, filings or registrations the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.6         Capitalization; Ownership of Transferred Shares.

The authorized capital stock of ECU consists of an unlimited number of common shares, of which 368,000,404 shares are issued and outstanding.  The authorized capital stock of Minera William consists of 2,003,967,699 shares, of which 50,000 fixed capital shares and 1,932,247,804 variable capital shares are issued and outstanding.  The authorized capital stock of Minera Labri consists of 164,932,000 shares, of which 100 fixed capital shares and 132,758 variable capital shares are issued and outstanding. The authorized capital stock of Servicios Velardeña consists of 100 Series B variable capital shares, all of which are issued and outstanding. Except for the Transferred Shares, there are no shares of capital stock or other voting or equity interests of ECU issued and outstanding. The Transferred Shares are duly authorized, validly issued and fully paid and nonassessable. The Transferred Shares are owned by Golden Minerals, free and clear of all Encumbrances, other than Permitted Encumbrances. There are no preemptive, contingent or other outstanding rights, options, warrants, calls, commitments or agreements obligating any Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any capital stock or other voting or equity interests of any Company or obligating any Company to grant or enter into any right, option, warrant, call, commitment or agreement regarding any other equity security of any Company.

Section 3.7         Material Contracts.

(a)         Section 3.7(a) of the Disclosure Schedules sets forth as of the Execution Date a true and complete list of the following Contracts to which any Company is a party as of the Execution Date, excluding in each case any Contracts relating to Excluded Assets (collectively, the “Material Contracts”):

(i)          the Velardeña Lease, together with all amendments thereto;

(ii)         any Contract, other than purchase orders submitted in the Ordinary Course of Business, that involves annual payments or receipts by any Company of US$25,000 or more, in each case, that cannot be terminated by the applicable Company without penalty or further payment on 120 days’ notice or less;

(iii)       any Contract for the sale of any material assets or properties of a Company or for the grant of any option, right of first refusal or similar preferential right to purchase any material assets of a Company;

(iv)        any Contract evidencing Indebtedness;

(v)         any Contract imposing an Encumbrance (other than a Permitted Encumbrance) on any material assets or properties of any Company;

(vi)        any joint venture, partnership or similar Contract;

(vii)       any lease (whether of real or personal property) requiring annual rent payments of US$25,000 or more, in each case, that cannot be terminated by the applicable Company without penalty or further payment on 120 days’ notice or less; and

(viii)     shareholder agreements, voting agreements or other agreements relating to the transfer or voting of the Transferred Shares or any share capital of Minera William, Minera Labri or Servicios Velardeña.

(b)         Each Material Contract is in full force and effect and is valid, binding and enforceable against the applicable Company, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). No Company is in breach of or default under any Material Contract, except for any such defaults or breaches which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Golden Minerals has made available to Buyer a true and complete copy of each written Material Contract.

Section 3.8         Absence of Certain Changes, Events and Conditions.

Since December 31, 2018, the Companies have operated in the Ordinary Course of Business and have suffered no Material Adverse Effect. Except as set forth on Section 3.8 of the Disclosure Schedules, since December 31, 2018, no Company has:

(a)         acquired (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division of any such organization or any significant amount of assets;

(b)         sold, transferred, assigned, leased, subleased, licensed or otherwise disposed of any of its Tangible Personal Property, Intellectual Property or Company Real Property, outside the Ordinary Course of Business;

(c)         issued, delivered, sold or authorized, or proposed the issuance, delivery or sale of, any equity interests of the Companies or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating the Companies to issue any such equity interests or other convertible securities;

(d)         incurred any Indebtedness or issued any debt securities or assumed, guaranteed or endorsed, or otherwise become responsible for, the obligations of any Person, or made any loans or advances, or granted any security interest in any of their assets;

(e)         taken any action, other than reasonable and usual actions in the Ordinary Course of Business, with respect to accounting policies or procedures;

(f)          made or authorized any change in the Organizational Documents;

(g)         paid, discharged or satisfied any material claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business;

(h)         amended, modified or consented to the termination of any Material Contract, or amended, waived, modified or consented to the termination of any material rights of any party to such Material Contract, other than in the Ordinary Course of Business;

(i)          commenced, became the subject of, or settled any material Action; or

(j)          announced any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.9         Financial Statements.

Golden Minerals has delivered to Buyer true, accurate and complete copies of its (a) audited consolidated financial statements for the fiscal year ended December 31, 2018 (the “Full Year Financial Statements”) and (b) unaudited consolidated financial statements for the three months ended March 31, 2019 (the “Interim Financial Statements” and together with the Full Year Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of Golden Minerals as of the respective dates they were prepared and the results of the operations of Golden Minerals for the periods indicated.

Section 3.10       No Undisclosed Liabilities.

            To Golden Minerals’ Knowledge, no Company has any Liability that would be required to be reflected as a liability on a balance sheet prepared in accordance with GAAP, except for (a) Liabilities set forth in the Financial Statements (including the notes thereto), and (b) accounts payable and accrued liabilities incurred by the Companies since the date of the Interim Financial Statements in the Ordinary Course of Business and which would not be expected to have a Material Adverse Effect.

Section 3.11       Working Capital; Indebtedness.

(a)         At Closing, the aggregate Current Liabilities of the Companies, less the amount of Excess Cash, on a consolidated basis, will not exceed US$600,000.

(b)         At Closing, the aggregate Cash of the Companies, on a consolidated basis, will not be less than US$200,000.

(c)         At Closing, the aggregate Materials and Supplies Inventory, on a consolidated basis, will not be less than US$200,000.

(d)         The Companies, on a consolidated basis, have no Indebtedness.

Section 3.12       Title to Assets.

The Companies have good and marketable title to, or a valid leasehold interest in, as the case may be, all material Tangible Personal Property used by the Companies in the conduct of the Business, free and clear of all Encumbrances other than Permitted Encumbrances, except for Tangible Personal Property sold or otherwise disposed of in the Ordinary Course of Business.

Section 3.13       Real Property.

(a)         Minera William is the legal and beneficial owner of the 36 mining concessions located in the State of Durango, Republic of Mexico as further described on Exhibit C (the “Minera William Concessions”).

(b)         Section 3.13(b) of the Disclosure Schedules lists and describes all of the Owned Real Property of each Company.  The Companies have good and marketable title to such Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.

(c)         Section 3.13(c) of the Disclosure Schedules lists and describes all of the Leased Real Property of each Company. The Companies possess valid leasehold interests in the Leased Real Property. All rents and amounts payable currently due under the Leased Real Property have been paid in full, and there are no leasehold mortgages encumbering any of the Leased Real Property. There are no easements, rights-of-way, gaps or gores between adjacent properties subject to the Leased Real Property, or other title matters that could interfere with the conduct of the Business. There are no lawsuits pending or threatened whose outcome would adversely affect any Company’s rights under the Leased Real Property.

(d)         The Company Real Property has access, in all material respects, sufficient for the conduct of each Company’s business and operations as now conducted or as presently proposed to be conducted, to all utilities, including water, sewer, gas, electricity, telephone, drainage and other utilities, used in operation of the business of each Company.

Section 3.14       Insurance.

Section 3.14 of the Disclosure Schedules sets forth a list, as of the Execution Date, of all insurance policies maintained by the Companies or with respect to which any Company is named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect on the Execution Date and all premiums due on such Insurance Policies have been paid, except as would not have a Material Adverse Effect.

Section 3.15       Legal Proceedings.

As of the Execution Date, there is no Action pending or, to Golden Minerals’ Knowledge, threatened against any Company, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the Execution Date, there is no Governmental Order outstanding against any Company that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.16       Compliance With Laws; Permits.

(a)         Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Company is in violation of any Law applicable to the conduct of the Business or such Company’s assets (other than the Excluded Assets).

(b)         Each Company holds all material Permits set forth on Section 3.16(b) of the Disclosure Schedules, which are necessary for the conduct of the Business. Each Company is in compliance in all material respects with the terms of such Permits.

Section 3.17       Environmental Matters.

Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)         To Golden Minerals’ Knowledge, each Company is in compliance with all Environmental Laws.

(b)         There are no Environmental Claims pending or, to Golden Minerals’ Knowledge, threatened against any Company.

(c)         To each Company’s Knowledge, there has not been any Release of Hazardous Substances at any Company Real Property during the applicable Company’s period of ownership that would reasonably be expected to give rise to any Liability of the Companies under any Environmental Law.

(d)         Notwithstanding any other provision of this Agreement, the representations and warranties contained in this Section 3.17 are the sole representations and warranties made by Golden Minerals with respect to environmental matters, and no other provision of this Agreement shall be interpreted as containing any representation or warranty with respect thereto.

Section 3.18       Employment Matters.

(a)         Section 3.18(a) of the Disclosure Schedules sets forth a true and complete list of all collective bargaining agreements or other similar Contracts with any labor organization to which a Company is a party or otherwise bound. The applicable Company is in compliance in all material respects with the terms of each such collective bargaining agreement or other similar Contract.

(b)         Each Company is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all such Laws relating to the terms and conditions of employment, labor relations, collective bargaining, disability, health and safety, wages, hours and benefits, plant closings, layoffs, nondiscrimination in employment, data protection and workers’ compensation.

(c)         Notwithstanding any other provision of this Agreement, the representations and warranties contained in this Section 3.18 are the sole representations and warranties made by Golden Minerals with respect to labor and employment matters, and no other provision of this Agreement shall be interpreted as containing any representation or warranty with respect thereto.

(d)         Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any director, employee or service provider of any Company, (ii) materially increase any benefits otherwise payable by any Company, or (iii) result in the acceleration of the time of payment or vesting of any such benefit.

Section 3.19       Fixed Assets.

Section 3.19 of the Disclosure Schedules sets forth a summary of the fixed assets of the Companies as of the Execution Date with a value equal to or greater than US$3,000.  Sellers have made available to Buyer a detailed list of the Companies’ material fixed assets in the electronic data room reviewed by Buyer.

Section 3.20       Taxes.

(a)         Each Company has timely filed (taking into account any extension of time in which to file) all material Tax Returns required to have been filed by it. Each Company has timely paid all material Taxes shown as due on such Tax Returns, other than Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been established.

(b)         With respect to each Company, no audit, examination or other similar proceeding by any Taxing Authority is pending or, to Golden Minerals’ Knowledge, threatened with respect to any material Tax Return or a material amount of Taxes of such Company.

Section 3.21       Brokers.

No broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Documents based upon arrangements made by or on behalf of a Company or Golden Minerals.

Section 3.22       No Other Representations and Warranties.

Except for the representations and warranties contained in this ARTICLE III, neither Golden Minerals nor any of its Representatives have made or makes any other representation or warranty, whether express or implied, written or oral, on behalf of Golden Minerals. Golden Minerals hereby disclaims any such other representations or warranties, whether made by Golden Minerals or any of its Affiliates or any of their respective Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CORDILLERAS

Except as set forth on the Disclosure Schedules and as a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Cordilleras hereby represents and warrants to Buyer the following:

Section 4.1         Organization and Existence.

Cordilleras is a Sociedad de Responsabilidad Limitada de Capital Variable duly organized, validly existing and in good standing under the Laws of the Republic of Mexico. Cordilleras has all necessary organizational power and authority to own and operate the Transferred Concessions and to carry on its business as currently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Cordilleras is duly licensed or qualified in each jurisdiction in which the ownership of the Transferred Concessions or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.2         Authorization.

Cordilleras has all necessary power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which Cordilleras is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Cordilleras of this Agreement and the other Transaction Documents to which Cordilleras is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or similar action on the part of Cordilleras. Cordilleras has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by Buyer, this Agreement constitutes a valid and binding obligation of Cordilleras, enforceable against Cordilleras in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and to general principles of equity.

Section 4.3         Noncontravention.

The execution, delivery and performance by Cordilleras of this Agreement and the other Transaction Documents to which Cordilleras is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with, violate or result in a breach of any provision of any Organizational Document of Cordilleras or (b) violate any Law applicable to Cordilleras or the Transferred Concessions, except, in the case of clause (b), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.4         Consents.

Except as set forth on Section 4.4 of the Disclosure Schedules, the execution, delivery and performance by Cordilleras of this Agreement and the other Transaction Documents to which Cordilleras is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not require any consent, authorization, order or approval of, notification to, or declaration, filing or registration with, any Person (including any Governmental Authority), except for such consents, authorizations, orders, approvals, notifications, declarations, filings or registrations the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.5         Title to Transferred Concessions.

Except as set forth on Section 4.5 of the Disclosure Schedules, Cordilleras has good and marketable title to the Rodeo Concessions and the Santa Maria Concessions free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 4.6         Compliance With Law; Permits.

(a)         Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Cordilleras is not in violation of any Law applicable to the conduct of the operation of the Transferred Concessions.

(b)         Except as set forth on Section 4.6(b) of the Disclosure Schedules, Cordilleras holds all material Permits necessary for the conduct of the operation of the Transferred Concessions and is in compliance in all material respects with the terms of such Permits.

Section 4.7         Environmental Matters.

Except as would not reasonably be excepted to have, individually or in the aggregate, a Material Adverse Effect:

(a)         To Cordilleras’ Knowledge, Cordilleras is in compliance with all Environmental Laws.

(b)         There are no Environmental Claims pending, or to Cordilleras’ Knowledge, threatened against Cordilleras.

Section 4.8         Brokers.

No broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Documents based upon arrangements made by or on behalf of Cordilleras.

Section 4.9         No Other Representations and Warranties.

Except for the representations and warranties contained in this ARTICLE IV, neither Cordilleras nor any of its Representatives have made or makes any other representation or warranty, whether express or implied, written or oral, on behalf of Cordilleras. Cordilleras hereby disclaims any such other representations or warranties, whether made by Cordilleras or any of its Affiliates or any of their respective Representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Sellers as follows:

Section 5.1         Organization and Existence.

Buyer is a Sociedad Anónima Bursátil de Capital Variable duly organized, validly existing and in good standing under the Laws of Republic of Mexico. Buyer has all necessary organizational power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Buyer is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its assets or the operation of its business makes such licensing or qualification necessary.

Section 5.2         Authorization.

Buyer has all necessary power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which Buyer is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or similar action on the part of Buyer. Buyer has duly executed and delivered this Agreement, and this Agreement constitutes, and each other Transaction Document to which Buyer is a party will constitute when executed and delivered by Buyer, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.3         Noncontravention.

The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with, violate or result in a breach of any provision of any Organizational Document of Buyer, (b) violate any Law or Governmental Order applicable to Buyer, (c) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on any of Buyer’s assets or properties, or (d) with or without notice or lapse of time or both, (i) result in a violation or breach of or (ii) constitute a default under any Contract to which Buyer is a party or by which Buyer is bound, except, in the case of clauses (b),  (c) and (d), as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which Buyer is a party.

Section 5.4         Consents.

The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not require any consent, authorization, order or approval of, notification to, or declaration, filing or registration with, any Person (including any Governmental Authority).

Section 5.5         Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents based upon arrangements made by or on behalf of Buyer.

Section 5.6         Legal Proceedings.

There are no Actions pending or threatened against Buyer or any of its Affiliates that, (a) challenge the validity or enforceability of this Agreement, (b) seek to prevent, enjoin or otherwise delay the transactions contemplated hereby, or (c) if determined adversely to Buyer, would reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which Buyer is a party.

Section 5.7         Sufficiency of Funds.

Buyer has, and as of immediately prior to the Closing will have, sufficient unrestricted cash or other sources of immediately available funds to make the payments required pursuant to Section 2.4 and to pay any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, together with all related fees and expenses of Buyer. Buyer has the resources and capabilities (financial or otherwise) to perform its obligations under this Agreement and the other Transaction Documents to which Buyer is a party. Buyer acknowledges that its obligations set forth in this Agreement and the other Transaction Documents to which Buyer is a party are not contingent upon any Person’s ability to obtain or have at the Closing sufficient unrestricted cash or other sources of immediately available funds necessary for Buyer to make the payments required pursuant to this Agreement or the other Transaction Documents to which Buyer is a party or to perform its obligations with respect to the transactions contemplated hereby or thereby.

Section 5.8         Solvency.

As of the Closing and immediately after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents to which Buyer is a party, Buyer will be Solvent. Buyer is not entering into the transactions contemplated hereby or thereby with the intent to hinder, delay or defraud either present or future creditors.

Section 5.9         Investment Purpose.

Buyer is acquiring the Transferred Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or with any present intention of distributing or selling the Transferred Shares. Buyer is an “accredited investor” as such term is defined in Rule 501 promulgated under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”) and as defined in National Instrument 45-106 - Prospectus Exemptions of the Canadian Securities Administrators (and in Quebec, Regulation 45-106 respecting Prospectus Exemptions). Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Transferred Shares. Buyer is able to bear the economic risk of holding the Transferred Shares for an indefinite period, including a complete loss of its investment. Buyer acknowledges that the Transferred Shares have not been registered under the Securities Act or any state securities Laws and that the Transferred Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance with any state securities Laws to the extent applicable. In addition to the foregoing, Buyer hereby acknowledges and agrees that (i) the transfer, conveyance, assignment and delivery of the Transferred Shares hereunder to Buyer is exempt from the prospectus requirements of applicable Canadian securities laws, and (ii) unless permitted under Canadian securities legislation, Buyer must not transfer the Transferred Shares before the date that is four months and a day after the later of (x) the Closing Date and (y) the date ECU becomes a reporting issuer in any province or territory of Canada.

Section 5.10       Independent Investigation.

(a)         Buyer has conducted, or prior to the Closing Date will conduct, its own independent investigation, review and analysis of the Business and the assets and liabilities of the Companies and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, Books and Records and other documents and data of the Companies for such purpose. Buyer acknowledges and agrees that (i) in making its decision to enter into this Agreement, Buyer has relied solely upon its own investigation, review and analysis and not on any factual representations or opinions of Golden Minerals or its Representatives, except the representations and warranties of Golden Minerals expressly set forth in ARTICLE III; and (ii) no Company or Representative of a Company has made or makes any representation or warranty, whether express or implied, written or oral, on behalf of Golden Minerals, including as to the Business or the assets or liabilities of Golden Minerals or otherwise in connection with the transactions contemplated hereby, except for the representations and warranties of Golden Minerals expressly set forth in ARTICLE III. Without limiting the generality of the foregoing, Buyer acknowledges that, except as expressly provided in ARTICLE III, Golden Minerals has not made any representation or warranty with respect to (y) any projections, estimates or budgets delivered or made available to Buyer or its Representatives regarding future revenues, future results of operations, future cash flows or future financial conditions (or any component thereof) of the Companies, or the reasonableness of the assumptions underlying such projections, estimates or budgets; or (z) any other information or documents delivered or made available to Buyer or its Representatives with respect to the Business (including by means of any data room, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Buyer, confidential memoranda or other offering materials). Buyer acknowledges that, subject to the representations and warranties of Golden Minerals contained in ARTICLE III and the covenants and agreements contained in this Agreement and the other Transaction Documents, should the Closing occur, Buyer shall acquire the assets of Companies (other than the Excluded Assets) without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis.

(b)         Buyer has conducted, or prior to the Closing will conduct, its own independent investigation, review and analysis of the Transferred Concessions and acknowledges it has been provided adequate access to personnel, assets, properties, premises, Books and Records and other documents and data of Cordilleras for such purpose. Buyer acknowledges and agrees that in making its decision to enter into this Agreement, Buyer has relied solely upon its own investigation, review and analysis and not on any factual representations or opinions of Cordilleras or its Representatives, except the representations and warranties of Cordilleras expressly set forth in ARTICLE IV. Without limiting the generality of the foregoing, Buyer acknowledges that, except as expressly provided in ARTICLE IV, Cordilleras has not made any representation or warranty with respect to (y) any of its projections, estimates or budgets delivered or made available to Buyer or its Representatives regarding future revenues, future results of operations, future cash flows or future financial conditions (or any component thereof), or the reasonableness of the assumptions underlying such projections, estimates or budgets; or (z) any other information or documents delivered or made available to Buyer or its Representatives with respect to the Transferred Concessions (including by means of any data room, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Buyer, confidential memoranda or other offering materials). Buyer acknowledges that, subject to the representations and warranties of Cordilleras contained in ARTICLE IV and the covenants and agreements contained in this Agreement and the other Transaction Documents, should the Closing occur, Buyer shall acquire the Transferred Concessions without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis.

Section 5.11       No Other Representations.

Except for the representations and warranties contained in this ARTICLE V, neither Buyer nor any of its Representatives has made or makes any other representation or warranty, whether express or implied, written or oral, on behalf of Buyer. Notwithstanding anything to the contrary, nothing in this Section 5.11 shall preclude any claim in the event that any Seller is able to demonstrate that Buyer has made a material misstatement of fact to such Seller that constitutes actual fraud against such Seller.

ARTICLE VI

COVENANTS

Section 6.1         Conduct of Business.

From the Execution Date and continuing until the earlier of the termination of this Agreement or the Closing (the “Interim Period”), Golden Minerals shall use commercially reasonable efforts to cause each Company to:

(a)         conduct the Business in the Ordinary Course of Business;

(b)         use its commercially reasonable efforts to maintain and preserve the present operations, organization and goodwill of the Business;

(c)         maintain and preserve all Permits required for the conduct of the Business or for the ownership and use of its properties and assets;

(d)         collect its accounts receivable in the Ordinary Course of Business and pay its accounts payable, debts, Taxes and other Liabilities when due;

(e)         preserve in full force and effect its Material Contracts, including the Velardeña Lease;

(f)          maintain its Books and Records in accordance with past practice; and

(g)         comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of its assets and properties.

Furthermore, during the Interim Period, the Companies shall not, and Golden Minerals shall cause each Company not to:

(h)         issue, deliver, sell or authorize the issuance, delivery or sale of, any equity interests of the Companies;

(i)          acquire (by merger, consolidation, or acquisition of stock or assets or any other business combination or reorganization) any corporation, partnership, other business organization or any division of any such organization;

(j)          create any Encumbrance, except for any Permitted Encumbrances and Encumbrances created by or at the behest of Buyer;

(k)         incur any Indebtedness;

(l)          make or authorize any change in the Organizational Documents;

(m)        effect any split, combination, reclassification or recapitalization of any equity interest in the Companies;

(n)         increase (or announce any increase of) any salaries, or wages or other compensations, or change, amend or supplement any agreement set forth on Section 3.18(a) of the Disclosure Schedules (other than in the Ordinary Course of Business);

(o)         hire or terminate any officer of any Company;

(p)         incur any capital expenditure, or commitment for capital expenditure, in excess of US$50,000 in the aggregate; or

(q)         reduce the stated capital of ECU by an aggregate amount in excess of US$5,000,000.

Section 6.2         Conduct of Transferred Concessions.

During the Interim Period, Cordilleras shall:

(a)         maintain and preserve all Permits required for the ownership, operation and use of the Transferred Concessions;

(b)         pay its debts, Taxes and other Liabilities when due;

(c)         maintain its Books and Records in accordance with past practice; and

(d)         comply in all material respects with the Laws applicable to the ownership, operation and use of the Transferred Concessions.

Section 6.3         Conduct of All Parties.

Buyer shall use commercially reasonable efforts to, as promptly as practicable following the Execution Date,  make any filing that is necessary to provide notice to or, if required, request approval from, the Comisión Federal de Competencia Económica (or any other applicable Governmental Authority) regarding the transactions contemplated by this Agreement as required pursuant to Mexico’s Ley Federal de Competencia Económica.  The Parties shall use commercially reasonable efforts to obtain approval (if any) that is required under Mexico’s Ley Federal de Competencia Económica (the “Antitrust Approval”).  The Parties shall supply as promptly as practicable any additional information or documentary material that may be requested by the applicable Governmental Authority.  Each Party will promptly notify the other Party of any written communication to that Party from any Governmental Authority regarding this Agreement or the Antitrust Approval and will furnish to the other Party copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives, on the one hand, and such Governmental Authority, on the other hand, with respect to this Agreement, except to the extent such correspondence, filings or written communications include confidential or competitively sensitive information of such Party.

Section 6.4         Pre-Closing Efforts.

(a)         During the Interim Period, each Party shall use its commercially reasonable efforts, in such Party’s sole discretion, to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII.

(b)         Prior to the Closing, Golden Minerals will (and will cause the Companies to) take all actions reasonably necessary or appropriate such that none of the Companies will own any of the assets set forth on Section 6.4(b) of the Disclosure Schedules as of the Closing (the “Excluded Assets”).  If, at any time after the Closing Date, Buyer or any Company discovers that it or any of its Affiliates is the owner of, receives or otherwise comes to possess any Excluded Asset, Buyer will (or will cause the relevant Company to) promptly convey such Excluded Asset to Golden Minerals or its designated Affiliate for no additional consideration.  Prior to any such conveyance, the applicable assets will be held in trust for the benefit, insofar as reasonably possible, of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the conveyance thereof.

(c)         Golden Minerals may distribute Cash from the Companies prior to the Closing, provided that the Cash of the Companies, on a consolidated basis, at the Closing, shall be not less than the amount set forth in Section 3.11(b).

(d)         Prior to the Closing, Golden Minerals shall eliminate all intercompany accounts receivable or accounts payable between and among the Companies or between and among any Company, on the one hand, and Golden Minerals or its Affiliates, on the other hand.

(e)         Prior to the Closing, Golden Minerals shall terminate the intercompany agreements set forth on Section 6.4(e) of the Disclosure Schedules.

Section 6.5         Governmental Approvals and Other Third-Party Consents.

(a)         Each Party shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each Party shall cooperate fully with the other Parties and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders or approvals.

(b)         Sellers and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties; provided,  however, that no Seller shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested unless such Seller is contractually obligated under the terms of the particular agreement to make such payment.

Section 6.6         Access to Information.

Until 5:00 p.m. Mountain Time on September 9, 2019 (or an earlier date as authorized by Buyer) (the “Due Diligence Period”), Sellers shall, and Golden Minerals shall cause the Companies to, (a) afford Buyer and its Representatives reasonable access, during normal business hours upon reasonable advance notice, to the properties, assets, premises, Books and Records, Contracts and other documents and data of the Companies or Cordilleras (to the extent related to the Transferred Concessions), (b) make available to Buyer and its Representatives such financial, operating and other data and information of the Companies or Cordilleras (to the extent related to the Transferred Concessions) as Buyer or any of its Representatives may reasonably request, and (c) instruct the respective Representatives of the Companies and Sellers to cooperate with Buyer in its investigation of the Companies and the Transferred Concessions. Any such investigation shall be conducted under the supervision of the personnel of Golden Minerals or Cordilleras, as applicable, and in such a manner as not to unreasonably interfere with the normal operations of the Companies or Cordilleras. Sellers shall, and Golden Minerals shall cause the Companies to, permit Buyer and its Representatives to conduct technical and environmental due diligence of the Transferred Concessions and the Company Real Property, including the collecting and analysis of samples of surface water, groundwater or surface or subsurface land or minerals on, at, in, under or from the Transferred Concessions, and the Company Real Property during the Due Diligence Period. Notwithstanding anything to the contrary in this Agreement, no Company or Seller shall be required to disclose any information to Buyer if such disclosure would, in such Seller’s reasonable judgment, (i) cause significant competitive harm to Seller or such Company if the transactions contemplated by this Agreement are not consummated, (ii) jeopardize any attorney-client or other privilege, or (iii) contravene any applicable Law or fiduciary duty or Contract to which any Company is a party (including any applicable confidentiality obligations). During the Interim Period, without the prior written consent of Sellers (which may be withheld in such Seller’s sole discretion), Buyer shall not contact any suppliers, employees, customers or distributors of any Seller or any Company.

Section 6.7         No Solicitation of Other Bids.

During the Interim Period, Sellers shall not, and shall not permit any Company or any of the respective Affiliates or Representatives of Sellers or the Companies to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate the making of an Acquisition Proposal, (ii) participate in discussions or negotiations with, or provide any information to, any third Person concerning an Acquisition Proposal, or (iii) approve, authorize, endorse, declare advisable, adopt, enter into or recommend any Acquisition Proposal or any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether or not binding) providing for or constituting an Acquisition Proposal.

Section 6.8         Employment Matters.

Golden Minerals may desire to retain certain employees of the Companies upon Closing.  Upon mutual agreement of Golden Minerals and Buyer, certain employees may be terminated by the applicable Company prior to Closing and rehired by an Affiliate of Golden Minerals.  In such event, Buyer may desire to hire Golden Minerals or its Affiliate to provide certain transition services for a period of time following the Closing Date. The Parties shall negotiate in good faith to accomplish the intent of this Section 6.8.

Section 6.9         Tax Matters.

(a)         All Transfer Taxes shall be borne by Buyer.

(b)         Sellers and Buyer shall provide each other with such cooperation and information as either of them may reasonably request in filing any Tax Return. Any out-of-pocket expenses incurred in furnishing such cooperation or information shall be borne by the Party requesting it.

(c)         With respect to any Company, Buyer shall not, without the consent of Golden Minerals, such consent not to be unreasonably withheld, make an election under Section 338(g) of the Code (or any similar election permitted under applicable Law).

(d)         Prior to Closing, Sellers and Buyer shall mutually agree upon an allocation of the Purchase Price among the Transferred Shares, the Rodeo Concessions and the Santa Maria Concessions (the “Purchase Price Allocation”).  Buyer and Sellers will not, and will cause their respective Affiliates not to, take a position on any Tax Return or before any Taxing Authority that is inconsistent with the Purchase Price Allocation, except as required by applicable Law.

Section 6.10       Public Announcements.

No Party to this Agreement nor any Affiliate or Representative of any such Party, shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or stock exchange rules, in which case the Party required to publish such press release or public announcement shall use reasonable efforts to provide the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication.

Section 6.11       Books and Records.

For a period of seven years after the Closing Date, Buyer and its Affiliates (including the Companies) shall (a) cause the Companies to retain all of their Books and Records that relate to conduct of their business prior to the Closing and (b) afford Seller and its Representatives, during normal business hours, upon reasonable notice, access to such Books and Records (including the right to photocopy the same, at its own expense).

Section 6.12       Noncompetition; Nonsolicitation.

(a)         Golden Minerals covenants and agrees that during the period of two years following the Closing Date (the “Restricted Period”), it shall not, anywhere within the boundary as set forth on Exhibit E attached hereto (the “Restricted Area”), engage, directly or indirectly, as an agent, principal, manager, director, officer, employee, partner, member, or stockholder of any Person, in the acquisition or ownership of any mining concessions or the operation of any mining operations.

(b)         Except as may be agreed by the Parties pursuant to Section 6.8, during the Restricted Period, neither Golden Minerals nor any Company shall hire, request, solicit or induce, or attempt to hire, request, solicit or induce, any employee of any Company, to leave the employment of such Company for any reason whatsoever or hire any former employee of any Company.

(c)         Golden Minerals recognizes that its breach of any of the provisions of this Section 6.12 would result in serious harm to Buyer for which monetary damages might not be an adequate remedy and that the amount of such damages would be difficult to determine. Therefore, if Golden Minerals breaches any provision of this Section 6.12 then Buyer shall be entitled to seek injunctive relief and specific performance in addition to any other available legal or equitable remedies.

(d)         It is the express intention of the Parties to comply with all Laws that may be applicable to this Section 6.12.  It is the express intention of Buyer to restrict Golden Minerals’ activities only to the extent necessary to protect the legitimate business interests of Buyer. Golden Minerals acknowledges and agrees that the time, geographic, and other restrictions in this Section 6.12 are only as broad as reasonably necessary to protect the legitimate interests of Buyer. Nevertheless, should any restriction contained in this Section 6.12 be found to exceed in time, scope or space the restriction permitted by Law, it is expressly agreed that the covenants contained in this Section 6.12 shall be reformed or modified by the final judgment of a court of competent jurisdiction to reflect a lawful and enforceable duration, scope and space.

Section 6.13       Further Assurances.

Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and to give effect to the transactions contemplated by this Agreement and the other Transaction Documents (including, for the avoidance of doubt, any applicable registration at the Public Registry of Mining).

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1         Conditions to Obligations of All Parties.

The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or, to the extent permitted, waiver of each of the following conditions:

(a)         No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law that remains in effect and has the effect of making the transactions contemplated by this Agreement illegal.

(b)         No Governmental Authority shall have issued or entered any Governmental Order (whether temporary, preliminary or permanent) that remains in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restrains or prohibits the consummation of such transactions or will cause such transactions to be rescinded following completion.

(c)         No proceedings shall be in effect or have been instituted by a Governmental Authority enjoining, prohibiting or otherwise preventing, or seeking to enjoin, prohibit or otherwise prevent the consummation of the transactions contemplated by this Agreement.

(d)         To the extent required, Antitrust Approval shall have been obtained without imposition of any material conditions, restrictions or limitations on Buyer or the conduct of the Business following the Closing Date.

Section 7.2         Conditions to Obligations of Buyer.

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a)         The representations and warranties of Golden Minerals in ARTICLE III shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified date, in which case such representations and warranties shall be true and correct in all material respects on and as of such specified date).

(b)         The representations and warranties of Cordilleras in ARTICLE IV shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified date, in which case such representations and warranties shall be true and correct in all material respects on and as of such specified date).

(c)         Sellers shall have performed and complied in all material respects with all covenants and obligations in this Agreement required to be performed and complied with by Sellers as of or prior to the Closing.

(d)         Golden Minerals shall have delivered to Buyer each of the deliverables required by Section 2.5(a).

(e)         Cordilleras shall have delivered to Buyer each of the deliverables required by Section 2.5(b).

(f)          Buyer shall be satisfied, in its reasonable discretion, with the results of its due diligence investigation conducted pursuant to Section 6.6 or otherwise.

Section 7.3         Conditions to Obligations of Sellers.

The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a)         The representations and warranties of Buyer in ARTICLE V shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified date, in which case such representations and warranties shall be true and correct in all material respects on and as of such specified date).

(b)         Buyer shall have performed and complied in all material respects with all covenants and obligations in this Agreement required to be performed and complied with by Buyer as of or prior to the Closing.

(c)         Buyer shall have delivered to Sellers each of the deliverables required by Section 2.5(c).

ARTICLE VIII

INDEMNIFICATION

Section 8.1         Survival.

The representations and warranties of the Parties contained in this Agreement shall survive the Closing until the earlier of (i) 36 months after the Closing Date and (ii) 12 months after the achievement of Commercial Production. All covenants and agreements that by their terms are to be performed after Closing shall survive the Closing indefinitely or for the period explicitly specified therein. All covenants and agreements that by their terms are to be performed at or prior to Closing shall survive the Closing until the earlier of (i) 36 months after the Closing Date and (ii) 12 months after the achievement of Commercial Production. Notwithstanding the foregoing, any claim for indemnification in respect of any breach of any representation, warranty, covenant or agreement for which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding provisions of this Section 8.1 if such claim for indemnification is asserted by notice given as required pursuant to Section 8.6 and Section 8.7 prior to the expiration of the applicable survival period. The Parties agree that the survival period and the other limitations for the time period to bring a claim set forth in this Section 8.1 shall serve to shorten any statutes of limitation that would otherwise be applicable.

Section 8.2         Indemnification by Golden Minerals.

Subject to the limitations and other provisions set forth in this ARTICLE VIII, from and after the Closing, Golden Minerals shall indemnify and hold harmless Buyer and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses incurred or suffered by Buyer any of the Buyer Indemnified Parties arising out of or resulting from:

(a)         any representation or warranty of Golden Minerals set forth in ARTICLE III being untrue as of the Closing Date;

(b)         any representation or warranty of Cordilleras set forth in ARTICLE IV or Articles I and III of the “Representations” section of the Transferred Concessions Assignment of Rights being untrue as of the Closing Date;

(c)         any breach of any covenant or agreement of Golden Minerals made pursuant to this Agreement; or

(d)         any breach of any covenant or agreement of Cordilleras made pursuant to this Agreement and the “Clauses” section of the Transferred Concessions Assignment of Rights.

Section 8.3         Intentionally Omitted.

Section 8.4         Indemnification by Buyer.

Subject to the limitations and other provisions set forth in this ARTICLE VIII, from and after the Closing, Buyer shall indemnify and hold harmless Sellers and their respective Affiliates and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred or suffered by any of the Seller Indemnified Parties arising out of or resulting from:

(a)         any representation or warranty of Buyer set forth in ARTICLE V or Articles II and III of the “Representations” section of the Transferred Concessions Assignment of Rights being untrue as of the Closing Date; or

(b)         any breach of any covenant or agreement of Buyer made pursuant to this Agreement and the “Clauses” section of the Transferred Concessions Assignment of Rights.

Section 8.5         Limitations on Indemnification of Buyer Indemnified Parties.

(a)         Buyer shall not be entitled to indemnification pursuant to Section 8.2(a) or Section 8.2(b) for any individual claim (or series of related claims arising from the same facts or circumstances) unless the Losses associated therewith exceed US$20,000 (the “De Minimis Amount”). Any such Losses that do not exceed the De Minimis Amount shall not be applied or considered for purposes of calculating the aggregate amount of Buyer’s Losses under Section 8.5(b).

(b)         Buyer shall not be entitled to indemnification pursuant to Section 8.2(a) or Section 8.2(b) unless and until the aggregate amount of Losses with respect to all claims pursuant to Section 8.2(a) and Section 8.2(b), collectively, exceeds US$200,000 (the “Deductible”), in which case Buyer shall only be entitled to recover such Losses in excess of the Deductible.

(c)         The maximum amount of cumulative Losses for which Buyer shall be entitled to indemnification pursuant to Section 8.2(a) and Section 8.2(b), collectively, shall be equal to US$5,000,000 (the “Cap”).

(d)         Buyer shall in no event be entitled to indemnification pursuant to this Agreement for Losses that in the aggregate exceed an amount equal to the Purchase Price.

Section 8.6         Indemnification Procedures for Third-Party Claims.

(a)         If a Person entitled to indemnification under this ARTICLE VIII (an “Indemnified Party”) receives notice of the assertion of any claim or the commencement of any Action by any third party against such Indemnified Party (a “Third-Party Claim”), such Indemnified Party shall give prompt written notice thereof to the Person from whom indemnification is sought (the “Indemnifying Party”), which notice shall in no event be delivered later than 15 days after the Indemnified Party first becomes aware of such Third-Party Claim; provided,  however, that the failure of the Indemnified Party to give such notice within such 15-day period shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that such failure prejudices the rights of the Indemnifying Party. Such notice shall describe the Third-Party Claim in reasonable detail and the basis for indemnification (taking into account the information then available to the Indemnified Party), shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or are reasonably expected to be sustained by the Indemnified Party in connection with such Third-Party Claim.

(b)         The Indemnifying Party shall be entitled, by written notice to the Indemnified Party, to assume the defense and control of a Third-Party Claim at the Indemnifying Party’s own expense. If the Indemnifying Party assumes the defense and control of a Third-Party Claim as provided in this Section 8.6(b), the Indemnifying Party shall be entitled to select its own counsel, and the Indemnified Party shall have the right to participate in the defense of such Third-Party Claim with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense and control of a Third-Party Claim as provided in this Section 8.6(b), the Indemnified Party shall be entitled to assume and control such defense, and the Indemnifying Party shall have the right to participate in the defense of such Third-Party Claim with its own counsel and at its own expense.

(c)         Notwithstanding anything in this Section 8.6 to the contrary, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to the settlement of any Third-Party Claim; provided,  however, that consent of the Indemnified Party shall not be required for any such settlement if (i) the sole relief provided in such settlement is monetary damages that will be paid in full by the

Indemnifying Party and (ii) such settlement does not impose any injunctive or other equitable relief against the Indemnified Party. Notwithstanding anything in this Section 8.6 to the contrary, the Indemnified Party shall not, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to the settlement of any Third-Party Claim.

Section 8.7         Indemnification Procedures for Direct Claims.

If an Indemnified Party determines that it may have a claim for indemnification under this ARTICLE VIII that does not involve a Third-Party Claim (a “Direct Claim”), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, but in any event not later than 15 days after the Indemnified Party first learns of the facts and circumstances on which such Direct Claim is based; provided,  however, that the failure of the Indemnified Party to give such notice within such 15-day period shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that such failure prejudices the rights of the Indemnifying Party. Such notice shall describe such Direct Claim in reasonable detail and the basis for indemnification (taking into account the information then available to the Indemnified Party), shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or are reasonably expected to be sustained by the Indemnified Party in connection with such Direct Claim. The Indemnifying Party shall have 60 days after its receipt of such notice to respond in writing to such Direct Claim. During such 60-day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matters or circumstances alleged to give rise to such Direct Claim and whether and to what extent any amount is payable in respect of such Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by providing such information and assistance (including reasonable access, upon reasonable notice and during normal business hours, to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records related to such Direct Claim) as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnifying Party does not so respond within such 60-day period, the Indemnifying Party shall be deemed to have rejected such Direct Claim. If the Indemnifying Party rejects all or any part of such Direct Claim, the Indemnified Party shall be free to pursue such remedies as may be available to it under this Agreement with respect to the rejected portion of such Direct Claim.

Section 8.8         Insurance and Third-Party Proceeds.

The amount of any Losses that are subject to indemnification under this ARTICLE VIII shall be determined net of any applicable third-party insurance, indemnity, contribution or similar proceeds (net of the costs of recovery thereof, including reasonable attorneys’ fees) actually received by the Indemnified Party with respect to such Losses. Each Indemnified Party shall use commercially reasonable efforts to recover under all applicable insurance policies and indemnity, contribution or similar provisions covering such Losses to the same extent as it would if such Losses were not subject to indemnification hereunder. If an Indemnified Party receives such proceeds subsequent to an Indemnifying Party’s making of an indemnification payment to the Indemnified Party, the Indemnified Party shall promptly remit such proceeds (net of the costs of recovery thereof, including reasonable attorneys’ fees) to the Indemnifying Party to the extent of the indemnification payment made.

Section 8.9         Tax Benefits.

The amount of any Losses that are subject to indemnification under this ARTICLE VIII shall be determined net of any Tax Benefit realized by an Indemnified Party (or its Affiliates). If any Tax Benefits are realized after payment in respect of such Losses was made without offset therefor, the Indemnified Party shall remit the amount of such Tax benefits to the Indemnifying Party within 10 days of such Tax benefit being realized. The Indemnified Party will use (and will cause its Affiliates to use) commercially reasonable efforts to realize any applicable Tax Benefit. For this purpose, the Indemnified Party shall be deemed to realize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Losses from all taxable years, exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Losses and the receipt of indemnification payment under this ARTICLE VIII for all taxable years (to the extent permitted by relevant Tax Law and treating such Tax items as the last items taken into account for any taxable year).

Section 8.10       Subrogation.

Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this ARTICLE VIII, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies which the Indemnified Party may have to any insurance benefits or other claims against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party. Each Indemnified Party shall duly execute upon request by the Indemnifying Party all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

Section 8.11       Mitigation.

Each Indemnified Party shall use reasonable best efforts to mitigate any Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to such Losses that are indemnifiable hereunder. In the event an Indemnified Party fails to use reasonable best efforts to mitigate such Losses, then the Indemnifying Party shall not be required to indemnify or hold harmless the Indemnified Party for the portion of Losses that would reasonably be expected to have been avoided if the Indemnified Party had used such efforts.

Section 8.12       No Double Recovery.

Notwithstanding anything contained in this Agreement to the contrary, no Indemnified Party shall be entitled to indemnification under any provision of this Agreement or any other Transaction Document for any Losses to the extent such Indemnified Party has been indemnified or otherwise compensated for such Losses pursuant to any other provision of this Agreement or any other Transaction Document. Without limiting the generality of the foregoing, an Indemnified Party shall not be entitled to recover more than once for any Losses arising out of or resulting from the same facts or circumstances, regardless of whether such facts or circumstances constitute a breach of more than one representation, warranty, covenant or agreement.

Section 8.13       Prior Knowledge of Breach.

Buyer shall not be entitled to indemnification pursuant to this ARTICLE VIII for any Losses arising out of or resulting from any breach of any of the representations or warranties or covenants of Sellers contained in this Agreement if Buyer had actual knowledge of such breach prior to the Closing.

Section 8.14       Limitation of Liability.

Notwithstanding anything to the contrary in this Agreement, in no event shall any Indemnifying Party be liable to any Indemnified Party, whether based on contract, tort, strict liability, other Law or otherwise, for any consequential, special, indirect, incidental, exemplary or punitive damages (including for loss of revenue or profits or for diminution of value, lost opportunities or damage to reputation), or for damages measured as a multiple of earnings, revenue or any other performance metric, except, in each case, to the extent such damages were awarded to a third party in a final, non-appealable order of a court of competent jurisdiction in connection with a Third-Party Claim.

Section 8.15       Exclusive Remedy.

Except as otherwise expressly set forth in this Agreement or in the event of Fraud, from and after the Closing, the rights to indemnification set forth in this ARTICLE VIII shall be the sole and exclusive remedy of an Indemnified Party for any claim arising out of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.  The Parties intend that the rights to indemnification set forth in this ARTICLE VIII shall be in lieu of, and not in addition to, any right of recovery that may arise by operation of law in Mexico.  Notwithstanding the foregoing, nothing in this Section 8.15 shall prohibit a Party from seeking and obtaining any injunctive relief (including specific performance) if available pursuant to Section 10.11.  The limitations on recovery set forth in this ARTICLE VIII shall not apply in connection with any Losses arising on account of the Fraud of a Party.

Section 8.16       Treatment of Indemnification Payments.

All indemnification payments made pursuant to this ARTICLE VIII shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

ARTICLE IX

TERMINATION

Section 9.1         Grounds for Termination.

Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing Date:

(a)         by the mutual written agreement of Sellers and Buyer;

(b)         by Buyer, upon written notice to Sellers, at any time prior to the expiration of the Due Diligence Period, if Buyer is not satisfied, in its reasonable discretion, with the results of its due diligence investigation conducted pursuant to Section 6.6 or otherwise;

(c)         by Sellers or Buyer, upon written notice to the other, if the Closing has not occurred on or prior to the date that is 30 days following the end of the Due Diligence Period (the “Outside Date”), or such other date as Seller and Buyer may agree upon in writing; provided,  however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any Party whose failure to perform any covenant or obligation under this Agreement has been the cause of or has resulted in the failure of the Closing to occur by the Outside Date;

(d)         by Sellers or Buyer, upon written notice to the other, if a Governmental Authority has issued a Governmental Order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Governmental Order has become final and non-appealable; provided,  however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any Party whose breach of any provision of this Agreement causes or results in the issuance of such Governmental Order;

(e)         by Sellers, upon written notice to Buyer, if Buyer is in breach of any representation, warranty or covenant in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied and (ii) is not reasonably capable of being cured or, if reasonably capable of being cured, is not cured prior to the Outside Date; provided,  however, that Sellers may not terminate this Agreement pursuant to this Section 9.1(e) if either Seller is in breach of this Agreement so as to cause any of the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied;

(f)          by Buyer, upon written notice to Sellers, if either Seller is in breach of any representation, warranty or covenant in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied and (ii) is not reasonably capable of being cured or, if reasonably capable of being cured, is not cured prior to the Outside Date; provided,  however, that Buyer may not terminate this Agreement pursuant to this Section 9.1(f) if Buyer is in breach of this Agreement so as to cause any of the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied; or

(g)         by Golden Minerals, if the Deposit has not been received by Golden Minerals prior to 5:00 p.m. Mountain Time on the Execution Date.

Section 9.2         Effect of Termination.

In the event of any termination of this Agreement pursuant to Section 9.1, this Agreement shall become null and void and of no further force or effect, and there shall be no Liability on the part of any Party, except that (a) Section 6.10, this Section 9.2,  Section 9.3,  ARTICLE X and, to the extent necessary for the interpretation of the foregoing provisions, ARTICLE I shall survive any such termination of this Agreement and (b) nothing herein shall relieve either Party from Liability for any fraud committed by a Party upon the other in connection with the transactions contemplated by this Agreement.

Section 9.3         Repayment of Deposit.

In the event of any termination of this Agreement pursuant to Section 9.1, Golden Minerals shall pay to Buyer in immediately available funds (to the account designated by Buyer in writing) the Deposit, together with interest accruing thereon at the rate of 3.0% per annum from the date of termination of this Agreement through the earlier of the date of payment or the Due Date (the “Repayment Amount”).  The payment of the Repayment Amount shall be made no later than the date that is 90 days following the date of termination of this Agreement (the “Due Date”). If Golden Minerals has not paid the Repayment Amount prior to the Due Date, then, to the extent permitted by Law, the Rodeo Concessions shall be transferred to Buyer and the Parties shall request the registration of the Transferred Concessions Assignment of Rights (modified as necessary to apply only to the Rodeo Concessions) at the Public Registry of Mining.  The assignment of the Rodeo Concessions shall constitute the sole recourse and remedy of Buyer for the failure by Golden Minerals to pay the Repayment Amount and Buyer shall not have any claim for recourse against Sellers with respect to any portion of the Repayment Amount.  Notwithstanding the foregoing, if Buyer determines, in its reasonable discretion, that the Rodeo Concessions are not transferable, then the Rodeo Concessions shall not be transferred to Buyer and, in lieu thereof, (a) Golden Minerals shall be obligated to repay the Repayment Amount, together with interest accruing from the day after the Due Date at the rate of 11.0% per annum (or, if lower, the maximum interest rate permitted by applicable Law) in monthly installments equal to the greater of (i) US$257,000 or (ii) 50% of the sum of the “Monthly Lease Payments” and the “Monthly Per Tonne Payments” (each, as defined in the Velardeña Lease) that are payable under the Velardeña Lease (the “Monthly Payments”), and (b) Minera William and Buyer shall promptly execute and deliver an assignment agreement directing Minera Hecla, S.A. de C.V. to deliver directly to Buyer the Monthly Payments until the aggregate amount of such payments are equal to the Repayment Amount together with interest accruing from the day after the Due Date at the rate of 11.0% per annum (or, if lower, the maximum interest rate permitted by applicable Law).

ARTICLE X

MISCELLANEOUS

Section 10.1       Notices.

All notices, requests and other communications to a Party hereunder shall be in writing and shall be personally delivered, delivered by email or sent by a nationally recognized overnight courier. All such notices, requests and other communications shall be deemed to have been duly delivered when received by the addressee. All notices, requests and other communications to a Party hereunder shall be directed as follows (or directed to such other address as a Party may specify in accordance with this Section 10.1):

If to either Seller or any Company:

Golden Minerals Company

350 Indiana Street, Suite 650

Golden, Colorado, 80401

Attention: Warren Rehn

Email:  warren.rehn@goldenminerals.com

with copies (which shall not constitute notice) to:

Davis Graham & Stubbs LLP

1500 17th Street, Suite 500

Denver, CO 80202

Attention: Brian Boonstra

Email:  Brian.Boonstra@dgslaw.com

and

VHG Servicios Legales S.C.

Av. Paseo de las Palmas, #755 Desp. 902

Lomas de Chapultepec, CDMX, C.P. 11000

Attention: Alberto M. Vázquez Sánchez

Email:  avazquez@vhglegal.com

If to Buyer:

Compañía Minera Autlán S.A.B. de C.V.

Arq. Pedro Ramirez Vazquez 200-100

Col. Valle Oriente, Zip Code 66260

San Pedro Garza Garcia, N.L.

Monterrey, Mexico

Attention: Juan Salvador Sosa Gutiérrez

Email:  salvador.sosa@autlan.com.mx

Section 10.2       Interpretation.

(a)         For purposes of this Agreement, (i) any singular term shall be deemed to include the plural, and any plural term shall be deemed to include the singular, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”, unless otherwise specified, (iii) the words “hereof”, “herein”, “hereunder” and words of like import refer to this Agreement as a whole and not to any particular provision of this Agreement, (iv) references to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules, respectively, of this Agreement, unless otherwise specified, (v) the table of contents and headings herein are included for convenience of reference only and shall not affect the meaning or interpretation of this Agreement, and (vi) references to “days” mean calendar days, unless otherwise specified as Business Days.

(b)         The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 10.3       Expenses.

Except as otherwise expressly set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 10.4       Severability.

If any term or provision of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, illegal or unenforceable, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.5       Successor and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations hereunder may be assigned or transferred by either Party without the prior written consent of the other Party. Any attempted assignment in violation of this Section 10.5 shall be void.

Section 10.6       No Third-Party Beneficiaries.

Except as provided in ARTICLE VIII (which is intended to benefit, and to be enforceable by, the Persons specified therein), this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.7       Amendments and Waivers.

This Agreement may not be amended or modified except by a written instrument signed by each of the Parties. Any provision of this Agreement may be waived by a written instrument signed by the Party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.8       Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 10.9       Jurisdiction; Arbitration.

(a)         All actions and proceedings arising out of or relating to this Agreement or the transactions contemplated hereby shall be resolved by final and binding arbitration in an arbitration under the International Chamber of Commerce Rules of Arbitration and its applicable procedures (the “Rules”) and shall be conducted in New York, New York.  The Rules shall supplement the arbitration provisions contained in this Agreement.  Each Party agrees that the award shall be made in writing no more than 30 days following the end of the proceeding.  Decisions resulting from arbitration shall be final and binding on the Parties and non-appealable. Arbitral decisions may be enforced by the prevailing Party in any court of competent jurisdiction.  Each Party agrees to treat as confidential the results of any arbitration (including any findings of fact and/or law made by the arbitrator) and not to disclose such results to any Person other than a party to this Agreement, except where such disclosure is otherwise required by Law.  The Parties intend that this Agreement to arbitrate be valid, enforceable and irrevocable. In the event of any arbitration with regard to this Agreement, each Party shall share the costs of the arbitrator(s), including such arbitrator(s)’ fees and expenses. Each Party shall pay its own legal fees and expenses, subject to any cost award made by the arbitrator(s). Notwithstanding the foregoing, clause Fourteenth of the Transferred Concessions Assignment of Rights shall govern any actions or proceedings arising out of or relating to the registration of the Transferred Concessions Assignment of Rights with the applicable Governmental Authority in Mexico (but not any other actions or proceedings arising out of or relating to the Transferred Concessions Assignment of Rights, which shall be resolved by final and binding arbitration in accordance with this Section 10.9(a)).

(b)         Each Party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 10.1. Nothing in this Section 10.9 shall affect the right of any Party to serve process in any other manner permitted by Law.

(c)         The English language shall be the governing language for all purposes with respect to this Agreement, and any arbitration and dispute resolution shall be conducted in English.

Section 10.10     Waiver of Jury Trial.

EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.11     Specific Performance.

The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security as a prerequisite to obtaining such equitable relief.

Section 10.12     Entire Agreement.

This Agreement, together with the other Transaction Documents, the Disclosure Schedules and the Confidentiality Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof. Neither Party shall be liable or bound to the other Party in any manner by any representations, warranties, agreements or covenants relating to such subject matter except as specifically set forth herein and therein.

Section 10.13     Electronic Transmission; Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.  Counterparts may be delivered via email (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.  No Party will raise the use email or other electronic transmission method to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of such email or other electronic transmission method as a defense to the formation of a Contract, and each Party forever waives any such defense, except to the extent such defense related to lack of authenticity.

Section 10.14     Privileged Communications.

It is acknowledged by the Parties that Davis Graham & Stubbs LLP and VHG Servicios Legales S.C. (the “Firms”) have been retained by Golden Minerals, Sellers and/or the Companies to act as its counsel in connection with the transactions contemplated hereby.  Buyer hereby agrees that, in the event that a dispute arises after the Closing between Buyer and a Company on the one hand, and any Seller Party on the other hand, the Firms, or their successors, may represent the Sellers in such dispute even though the interests of the Sellers may be directly adverse to the Companies, and even though the Firms may have represented the Companies in a matter substantially related to such dispute, or may be handling ongoing matters for the Companies.  Buyer further agrees that, as to all communications among the Firms or their successors, the Sellers and/or the Companies and their respective Affiliates, officers, directors, managers, members, employees or Representatives that relate in any way to the transactions contemplated by this Agreement (including the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement) that, immediately prior to the Closing, would be protected by the attorney–client communication and/or work product doctrine (“Privileged Communications”) shall continue after the Closing to be protected by the attorney–client privilege and the work product doctrine and shall belong to the Sellers.  The Privileged Communications shall maintain their status as protected by the attorney–client communication and/or work product doctrine (and belonging to the Sellers even though Buyer and the Companies and their respective successors and assigns have access to such documents and communications) after Closing.  After Closing, neither Buyer nor the Companies or any Person acting or purporting to act on behalf of or through Buyer or the Companies shall access, or request from the Firms or the Sellers, the Privileged Communications.  Following the Closing, the Sellers

shall be permitted to use the Privileged Communications with respect to any claim in connection with the defense of any claim by Buyer under ARTICLE VIII.  Other than as explicitly set forth in this Section 10.14, the Parties acknowledge that any attorney–client privilege or work product or other privilege attaching as a result of legal counsel representing the Companies prior to the Closing shall survive the Closing and continue to be a privilege of the Companies, and not Sellers, after the Closing.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Compañía Minera Autlán S.A.B. de C.V.

By:	/s/ Jose Antonio Rivero
Name: Jose Antonio Rivero
Title: VP Business Development

Golden Minerals Company

By:	/s/ Warren M. Rehn
Name: Warren M. Rehn
Title: Chief Executive Officer

Minera de Cordilleras S. de R.L. de C.V.

By:	/s/ Warren M. Rehn
Name: Warren M. Rehn
Title: Administrative Manager